Exhibit 10.10 Schedule of Omitted Land Contracts

Address:	Sales Price	Down Payment	Financed by Us	Principal & Interest	Taxes, assessments & insurance
1203 S. Raymond Bay City, MI 48706	$63,000	$6,300	$56,700	$493.40	$186.92
505 N. Henry Bay City, MI 48708	$52,900	$5,290	$47,610	$414.30	$211.67
118 Heyn Saginaw, MI 48602	$59,500	$5,950	$53,550	$465.99	$201.37
306 McGraw Street Bay City, MI 48708	$69,900	$6,990	$62,910	$547.44	$229.70
3318 N. Water St. Bay City, MI 48706	$43,500	$4,350	$39,150	$340.68	$173.84
701 N. Wenona Bay City, MI 48706	$63,900	$6,390	$56,610	$500.45	$261.69
420 N. Van Buren Bay City, MI 48708	$54,900	$5,490	$49,410	$429.96	$133.79
200 N. Sheridan Bay City, MI 48708	$63,000	$6,300	$56,700	$493.40	$273.62
414 Franklin Bay City, MI 48708	$38,300	$3,830	$34,470	$299.95	$214.58
616 Howard Bay City, MI 48708	$44,894	$4,489.40	$40,404.60	$351.60	$141.00

Aside from the information noted, all of the terms and conditions in each Land Contract are identical.